EXHIBIT 21

                     PENN VIRGINIA CORPORATION

                    SUBSIDIARIES OF REGISTRANT



  NAME                                  PERCENTAGES               STATE

Penn Virginia Holding Corp.              100%                    Delaware
Penn Virginia Coal Company               100%                    Virginia
Penn Virginia Equities Corporation       100%                    Delaware
Penn Virginia Oil & Gas Corporation      100%                    Virginia
Penn Virginia Energy Co.                 100%                    Virginia
Concord Land Company                     100%                    Delaware
Kanawha Rail Corp.                       100%                    Virginia
Paragon Coal Corporation                 100%                    Virginia
Savannah Land Company                    100%                    Delaware